Exhibit 10.3

Execution Version

GLOBAL BRAND AND SUPPORT AGREEMENT dated as of October 1, 2025 by and between BIOCRYST PHARMACEUTICALS, INC., as the Seller, and BIOCRYST IRELAND LIMITED, as the Company

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Section 13.15	Specific Performance	29
Section 13.16	No Duplication; No Double Recovery	30
Section 13.17	Construction	30

SCHEDULES

Schedule A	JSC Members
Schedule B	JSC Information Updates
Schedule C	Commercialization Activities
Schedule D	Global Brand Strategy
Schedule E	Seller’s Regulatory Responsibility

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GLOBAL BRAND AND SUPPORT AGREEMENT

This GLOBAL BRAND AND SUPPORT AGREEMENT (this “Agreement”), dated as of October 1, 2025 (the “Effective Date”), is entered into by and between BioCryst Pharmaceuticals, Inc., a Delaware corporation (the “Seller”) and BioCryst Ireland Limited, a corporation organized under the laws of the Republic of Ireland (the “Company”) (each, a “Party,” and collectively, the “Parties”).

RECITALS

WHEREAS, the Seller, the Company and Neopharmed Gentili S.p.A., a corporation organized under the laws of Italy, have entered into that certain Stock Purchase Agreement, dated as of June 27, 2025, as amended, modified or supplemented (together with all exhibits and schedules thereto, the “Transaction Agreement”);

WHEREAS, the Transaction Agreement contemplates that the Seller and the Company will execute this Agreement, and this Agreement is being entered into by the Parties to satisfy the requirements described therein; and

WHEREAS, each of the Seller and the Company wish to provide to the other Party certain support during a period commencing as of the Effective Date, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1           General.  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Transaction Agreement.  As used in this Agreement, the following terms have the respective meanings set forth below:

(a)           “Adverse Event” means any of the following as such terms are defined at either 21 C.F.R. § 312.32 or 21 C.F.R. § 314.80: an “adverse drug experience,” a “life-threatening adverse drug experience,” a “serious adverse drug experience,” or an “unexpected adverse drug experience” and foreign counterparts thereof.

(b)           “Affected Party” has the meaning set forth in Section 13.3.

(c)           “Agreement” has the meaning set forth in the Preamble.

(d)           “APeX-A Study” means that certain clinical study with Protocol Number BCX7353-312.

(e)           “APeX-N Study” means that certain clinical study with Protocol Number BCX7353-401.

(f)           “APeX-P Study” means that certain clinical study with Protocol Number BCX7353-304.

(g)           “APeX-T Study” means that certain clinical study with Protocol Number BCT7353-402.

(h)         “Associated Materials” means packaging, literature, labeling, catalogs, educational, advertising and promotional materials, displays, internet site pages, product literature, sales training materials or any other like or similar materials (whether printed, electronic or otherwise) to the extent used in connection with a Product for use in the Field in the Territory.

(i)           “Calendar Quarter” means each respective period of three (3) consecutive months ending on March 31, June 30, September 30, and December 31; provided that (i) the first Calendar Quarter of the Term shall extend from the Effective Date to the first to occur thereafter of March 31, June 30, September 30, and December 31 of the year in which the Effective Date occurs and (ii) the final Calendar Quarter of the Term shall end on the last day of the Term.

(j)            “Chosen Courts” has the meaning set forth in Section 13.4(c).

(k)          “Clinical Supply Costs” means, with respect to a Product, placebo, comparator drug, or other drug or medication for use in a clinical study, the consolidated fully burdened cost incurred by or on behalf of the Seller or any of its Affiliates in the Manufacture of such Product, placebo, comparator drug, or other drug or medication, including the following: (i) direct and indirect cost of any materials; (ii) direct labor costs (including benefits); (iii) factory overhead (fixed and variable); (iv) operating costs of facilities and equipment (including idle plant capacity); (v) a charge for depreciation and repairs and maintenance costs of facilities and equipment; (vi) quality and in-process control costs; and (vii) charges for spoilage and scrap, in each case as such costs are determined in accordance with GAAP.  For clarity, to the extent that Manufacturing of such Product, placebo, comparator drug, or other drug or medication for use in a clinical study, or any component thereof, is performed for the Seller or any of its Affiliates by a Third Party, amounts paid by the Seller of any of its Affiliates to such Third Party for such Manufacture will be added, without mark up, to the aggregate amount of the foregoing items.

(l)           “CMC Dossier” means chemistry, manufacturing, and controls section of the Regulatory Approval for a Product (i.e., Module 3).

(m)         “CMC Regulatory Filings” has the meaning set forth in Section 3.1(a)(i).

(n)         “Commercialization” means any and all activities directed to marketing, promotion, pricing, importing, labeling/livery, distribution, exporting, transporting, offering for sale and selling throughout, post-marketing surveillance, market research and medical affairs for, and importing into, the applicable country, but excluding Development and Manufacturing.  “Commercialize” and “Commercializing” have correlative meanings.

(o)           “Company” has the meaning set forth in the Preamble.

(p)          “Company Core Data Sheet” or “CCDS” means the master labeling document for the Products maintained by the Seller from which proposed labeling for the Products is prepared and submitted to any Regulatory Authority in connection with Exploitation of the Products, including any modification, supplement or amendment thereto.

(q)           “Company Right of Reference” has the meaning set forth in Section 2.1(b).

(r)          “Confidential Information” means all non-public or confidential information and materials of a Party or its Affiliates that is or has been disclosed, made accessible or otherwise provided by or on behalf of such Party or any of its Affiliates or its or their Representatives (the “Disclosing Party”) to the other Party (“Recipient”) or any of its Representatives under or in connection with this Agreement whether orally, electronically, in writing or otherwise.  Notwithstanding anything to the contrary herein, the restrictions on use and disclosure set forth herein shall not apply to Confidential Information that: (i) is or becomes generally available to the public other than as a result of Recipient’s or any of its Representatives’ act or omission; (ii) is obtained by Recipient or its Representatives on a non-confidential basis from a Third Party that was not restricted from disclosing such information; (iii) was in Recipient’s or its Representatives’ possession, as established by written, contemporaneous evidence, before the Disclosing Party’s disclosure hereunder; or (iv) was or is independently developed by Recipient or its Representatives, as established by contemporaneous written evidence, without use of or access to the Disclosing Party’s Confidential Information.

(s)          “Control” or “Controlled” means, with respect to any Intellectual Property, such Intellectual Property is both owned by the applicable Person and such Person has the ability to grant the licenses and other rights in, to and under such Intellectual Property on the terms and conditions set forth herein (other than pursuant to a license or other rights granted pursuant to this Agreement) without breaching any Contract entered into as of or prior to the Effective Date between such Person or any of its Affiliates, on the one hand, and any Third Party, on the other hand, or violating any applicable Law.

(t)          “Costs” means the consolidated fully burdened cost incurred by or on behalf of a Party or any of its Affiliates in the conduct of a particular activity hereunder, as determined in accordance with GAAP.

(u)         “Development” means any and all clinical and non-clinical research and development activities, including toxicology, pharmacology test method development and stability testing, process development, formulation development, delivery system development, quality assurance and quality control development, statistical analysis and clinical trials (including additional clinical studies commenced after receipt of Regulatory Approval).  “Developing” and “Develop” have correlative meanings.

(v)          “Development Costs” means the consolidated fully burdened cost incurred by or on behalf of a Party or any of its Affiliates after the Effective Date in the Development of a Product for use in the Field in the Territory, including Clinical Supply Costs, as such costs are determined in accordance with GAAP.  For clarity, to the extent that Development of a Product is performed for such Party or any of its Affiliates by a Third Party, amounts paid by such Party or any of its Affiliates to such Third Party for such Development will be added, without mark up, to the aggregate amount of the foregoing items.

(w)          “Disclosing Party” has the meaning set forth in Section 1.1(p).

(x)           “Effective Date” has the meaning set forth in the Preamble.

(y)           “EMA” means the European Medicines Agency.

(z)           “Existing Studies” means the APeX-A Study, APeX-N Study, APeX-T Study and APeX-P Study.

(aa)          “Exploitation” means to Develop, Manufacture, Commercialize or otherwise use or dispose of.

(bb)         “FDA” means the U.S. Food and Drug Administration.

(cc)          “Field” means routine prevention of recurrent attacks of hereditary angioedema (HAE) in humans.

(dd)          “Force Majeure Occurrence” has the meaning set forth in Section 13.3.

(ee)          “Global Brand Strategy” has the meaning set forth in Section 5.1(b).

(ff)           “Indemnifiable Claim” has the meaning set forth in Section 10.2(a).

(gg)         “Indemnifying Party” has the meaning set forth in Section 10.1.

(hh)         “Indemnitees” has the meaning set forth in Section 10.1.

(ii)           “JSC” has the meaning set forth in Section 7.1.

(jj)        “Know-How” means any and all trade secrets and other confidential or proprietary information, know-how and technical data, including all technical, scientific, regulatory and other information, results, knowledge, techniques and data, in whatever form, including plans, processes, practices, methods, knowledge, trade secrets, know-how, instructions, skill, experience, ideas, concepts, data (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, safety, quality control and preclinical and clinical data), formulae, formulations, specifications and marketing, pricing, distribution, cost, sales and manufacturing data or descriptions.  “Know-How” does not include Patents claiming any of the foregoing.

(kk)         “Licensed Trademarks” has the meaning set forth in the Trademark License Agreement.

(ll)           “Losses” means any and all damages, losses, costs, liabilities and expenses, including reasonable fees and out-of-pocket expenses of legal counsel incurred in investigating, preparing and defending the foregoing.

(mm)       “Manufacture” means any and all activities related to the making, having made, production, manufacture, processing, filling, finishing, packaging, labeling, shipping and holding, including process development, testing method development, process qualification and validation, scale-up, preclinical, clinical and commercial manufacture and analytic development, product characterization, stability testing, quality assurance and quality control.  “Manufactured” and “Manufacturing” have correlative meanings.

(nn)         “Marketing Authorization” means any approval, with respect to any jurisdiction, that is necessary for the Commercialization or other Exploitation of a pharmaceutical product in such jurisdiction.  “Marketing Authorization” includes (i) all approvals, product and establishment licenses, registrations or authorizations of any Governmental Authority necessary for the Manufacture, use, storage, importation, export, transport, sale, distribution, or placing on the market of a pharmaceutical product in a jurisdiction and (ii) includes any Regulatory Approval and Pricing Approval.

(oo)         “Material Change” has the meaning set forth in Section 5.5(b)(ii).

(pp)         “MHRA” means the Medicines and Healthcare products Regulatory Agency in the United Kingdom.

(qq)        “New Formulations” means any new or modified formulations of the Orladeyo Product or the Pediatric Product, which new or modified formulations have the same active pharmaceutical ingredient as in the Orladeyo Product or the Pediatric Product, respectively, which active pharmaceutical ingredient is the sole active pharmaceutical ingredient in such product.

(rr)          “New Materials” has the meaning set forth in Section 5.5(b)(ii).

(ss)          “Orladeyo Product” means the product known as ORLADEYO® (berotralstat as the sole active pharmaceutical ingredient), and that is the subject of the following Regulatory Approvals as of the Effective Date: (i) EMA: EU/1/21/1544/0001 and EU/1/21/1544/0002, (ii) MHRA: PLGB 50680/0001 and (iii) Swissmedic: 68464.

(tt)           “Party” has the meaning set forth in the Preamble.

(uu)         “Payee” has the meaning set forth in Section 6.6.

(vv)         “Payor” has the meaning set forth in Section 6.6.

(ww)       “Pediatric Approval” the date on which Regulatory Approval is received from EMA for the Pediatric Product for use in the Field in the Territory.

(xx)         “Pediatric Development Period” means the period commencing on the Effective Date and ending on the earlier of (i) Pediatric Approval and (ii) December 31, 2027.

(yy)        “Pediatric Product” means the product for which Regulatory Approval is being sought under pediatric line extension filed in the EMA with procedure number EMA/X/0000268892.

(zz)          “Pharmacovigilance Agreement” has the meaning set forth in Section 3.4.

(aaa)      “Post-Approval Study” means any clinical trial, safety study, or other activity required by any Regulatory Authority to maintain an existing Regulatory Approval for a Product for use in the Field in the Territory, including any (i) post-authorization safety study (“PASS”), or (ii) risk management plan (“RMP”) requirement (such as product safety or disease registry).

(bbb)     “Pricing Approval” means, in any jurisdiction where a Governmental Authority authorizes reimbursement for, or approves or determines pricing for, pharmaceutical products, receipt (or, if required to make such authorization, approval or determination effective, publication) of such reimbursement authorization or pricing approval or determination (as the case may be).

(ccc)       “Pricing and Market Access Activities” means, with respect to a Product for use in the Field in the Territory, strategy, activities and undertakings regarding: (i) pricing and price terms, including obtaining and maintaining Pricing Approvals, negotiating discounts, rebates and other price-related matters with payors and purchasers or in relation to formulary placement such Product; (ii) reimbursement programs; and (iii) all other market access matters, including establishing and maintaining relationships, and contracting with hospitals, pharmacies, group purchasing organizations and healthcare insurers and other similar Third Parties.

(ddd)       “Product” means the Orladeyo Product, the Pediatric Product or any New Formulations.

(eee)       “Product Approvals” means any and all Marketing Authorizations and applications for Marketing Authorizations related to Exploitation of a Product for use in the Field, whether submitted to Governmental Authorities as of or following the Effective Date.

(fff)         “Product Confidential Information” has the meaning set forth in Section 11.2.

(ggg)       “Quality Standards” has the meaning set forth in Section 5.5(b)(iii).

(hhh)       “Recipient” has the meaning set forth in Section 1.1(p).

(iii)         “Registration Data” means all studies data, raw data, reports, reviews or information, in paper, electronic or other format, submitted to, or received from, a Regulatory Authority, with the aim to apply for, obtain, extend or maintain a Marketing Authorization for a Product, including any internal or external correspondence regarding a Marketing Authorization, technical information on the pharmaceutical product’s chemistry and manufacture, toxicology, metabolism and toxicokinetics, occupational health and safety and environmental effects, including any Good Laboratory Practice data, biological data and local data, regulatory defense strategy documents, modelling, risk assessments, public interest or other benefits documents, as well as any rights for data compensation under applicable Law.

(jjj)       “Regulatory Approval” means a Marketing Authorization from a Regulatory Authority in a particular jurisdiction that grants the right to place a pharmaceutical product for sale on a market in such jurisdiction, excluding, for clarity, Pricing Approval.

(kkk)       “Regulatory Authority” has the meaning set forth in Section 3.2(d).

(lll)         “Regulatory Filings” means all filings, submissions, approvals, licenses, registrations, permits, notifications and authorizations (or waivers) with respect to the Development, Manufacturing, Commercialization or other Exploitation of a Product made to or received from any Regulatory Authority, including to obtain, support, or maintain any Marketing Authorizations.

(mmm)   “Regulatory Meeting” has the meaning set forth in Section 3.2(a).

(nnn)       “Seller” has the meaning set forth in the Preamble.

(ooo)       “Seller Regulatory Activities” means the activities of Seller described in Section 3.1(a) and Schedule E.

(ppp)       “Swissmedic” means the Swiss Agency for Therapeutic Products.

(qqq)        “Term” has the meaning set forth in Section 12.1.

(rrr)         “Third Party” means any Person other than the Seller, the Company and their respective Affiliates.

(sss)         “Third Party Claim” has the meaning set forth in Section 10.1.

(ttt)          “Transaction Agreement” has the meaning set forth in the Recitals to this Agreement.

ARTICLE II

RIGHT OF REFERENCE

Section 2.1            Rights of Reference.

(a)          The Company hereby grants to the Seller, its Affiliates and its and their licensees and sublicensees a right to cross-reference, file or incorporate by reference any Regulatory Filings (including Product Approvals) for the Products for use in the Field, including Registration Data and other Know-How, in each case, solely to the extent included or referenced in or filed in support of such Regulatory Filings, to the extent such Regulatory Filings, Registration Data and other Know-How are Controlled by the Company or any of its Affiliates, which right is granted solely to the extent necessary (i) to Develop or Manufacture the Products or (ii) Commercialize the Products outside the Territory or outside the Field in the Territory.  To the extent required under applicable Law or requested by any Regulatory Authority, the Company or its applicable Affiliates shall, promptly following written notice of a request from the Seller (but in any event within five (5) Business Days following receipt of such notice), file with any applicable Regulatory Authority a letter of access (which shall require the JSC’s review and approval) authorizing the Seller, its Affiliates and its their licensees and sublicensees to cite to or rely upon such Regulatory Filings, and Registration Data and other Know-How.

(b)         The Seller hereby grants to the Company, its Affiliates and sublicensees a right to cross-reference, file or incorporate by reference any Regulatory Filings (including Product Approvals) for the Products for use in the Field in the Territory, including Registration Data and other Know-How, in each case, solely to the extent included or referenced therein or filed in support thereof, to the extent such Regulatory Filings, Registration Data and other Know-How are Controlled by the Seller or any of its Affiliates, solely to the extent necessary to conduct regulatory activities for the Products for use in the Field in the Territory (in accordance with this Agreement), including to obtain and maintain Marketing Authorization(s) for the Products for use in the Field in the Territory following the Pediatric Development Period, Develop (in accordance with this Agreement), sell, offer for sale or Commercialize the Products for use in the Field in the Territory, Manufacture in the Territory or outside the Territory for import into the Territory in each case, solely for Commercialization of the Products for use in the Field in the Territory (in accordance with the Supply Agreement) during the Term (such rights granted to the Company, its Affiliates and sublicensees, the “Company Right of Reference”).  To the extent required under applicable Law or requested by any Regulatory Authority, the Seller or its applicable Affiliates shall, promptly following written notice of a request from the Company (but in any event within five (5) Business Days following receipt of such notice), file with any applicable Regulatory Authority a letter of access (which shall require the JSC’s review and approval) authorizing the Company, its Affiliates and its and their sublicensees to cite to or rely upon such Regulatory Filings and Registration Data and other Know-How.

Section 2.2          Reservation of Rights.  The Company and the Seller each acknowledge and agree that, except as expressly provided in this Agreement or any other Transaction Document, or as otherwise agreed in writing by the Parties, neither the Company nor the Seller, nor any of their respective Affiliates, shall have any right to cite to, use or have access to any Registration Data generated by the other Party.

ARTICLE III

REGULATORY AFFAIRS

Section 3.1            Regulatory Responsibility.

(a)           Seller Responsibility.

(i)          During the Pediatric Development Period, the Seller shall be responsible for preparation of all Regulatory Filings for the Products for use in the Field in the Territory; provided that, notwithstanding anything to the contrary herein, at all times during the Term, the Seller will be responsible for the preparation of any Regulatory Filings for the Products for use in Field in the Territory (A) relating to or comprising the CMC Dossier (“CMC Regulatory Filings”) or (B) relating to Existing Studies and any Post-Approval Studies conducted by the Seller in accordance with Section 4.2.  Following preparation of any Regulatory Filing described in this Section 3.1(a)(i), the Seller shall provide such Regulatory Filing to the Company to review and comment on within reasonable time and the Seller shall reasonably consider any comments that are provided to the Seller to the extent reasonably practicable (taking into account any deadlines imposed by Regulatory Authorities).

(ii)          During the Pediatric Development Period, the Seller shall be responsible for the submission of all Regulatory Filings for the Products for use in the Field in the Territory in the name of the Company; provided that, the Seller shall have the right to require the Company to so submit any or all such Regulatory Filings by providing the Company with written notice thereof, in which case, the Company shall be responsible for submitting such Regulatory Filing to applicable Regulatory Authorities without edit or modification (other than translations into local language and modifications for country-specific requirements under Law) and the Seller shall be provided with a copy of such revised version promptly following submission to the applicable Regulatory Authority.

(iii)          Seller shall be responsible for the additional regulatory activities set forth in Schedule E.

(b)          Company Responsibility.  Except as otherwise expressly set forth herein, after Pediatric Development Period during the Term, all Regulatory Filings for the Products for use in the Field in the Territory shall be prepared and submitted by the Company; provided that, (i) prior to submission of any such Regulatory Filing the Company shall provide such Regulatory Filing for the JSC to review and comment on and (ii) such Regulatory Filings shall not be submitted unless and until the JSC grants approval.

(c)           JSC Approval Process.  From and after the Pediatric Development Period during the Term, any Regulatory Filings provided by the Seller to the Company for the Product for use in the Field in the Territory and, following JSC approval in accordance with Section 3.1(b), any other Regulatory Filings for the Products for use in the Field in the Territory, shall be submitted by the Company to applicable Regulatory Authorities without edit or modification (other than translations into local language and modifications for country-specific requirements under Law; provided that the Seller shall be provided with a copy of such revised version promptly following submission to the applicable Regulatory Authority).

(d)          Maintenance Obligations.  Following the Pediatric Development Period during the Term, the Company shall maintain any and all Marketing Authorizations and other relevant Regulatory Filings for the Products for use in the Field in the Territory in good standing with all applicable Regulatory Authorities in the Territory in accordance with the CCDS and all applicable Laws, and shall not, at any time during the Term, withdraw or abandon, or fail to take any action to prevent the withdrawal or abandonment of, any such Marketing Authorizations or other Regulatory Filings.  Subject to Section 13.9, all Regulatory Filings for the Products for use in the Field in the Territory shall remain in the Company’s name at all times during the Term and shall not be transferred to any other Person without the Seller’s prior written consent.

Section 3.2            Communications with Regulatory Authorities.

(a)          In the event that either Party is informed of any meeting or discussion with any Regulatory Authority with respect to a Product for use in the Field in the Territory, such Party shall provide the other Party, through the JSC, with written notice thereof (any such meeting or discussion, a “Regulatory Meeting”).  The other Party shall be entitled to have one or more representatives attend each such Regulatory Meetings to the extent permitted under applicable Law; provided that, in the event that the number of attendees at any such Regulatory Meeting is limited by the EMA, MHRA or Swissmedic, to the extent permitted under applicable Law, the Seller shall, until obtainment of the Pediatric Approval, be given first preference in attending such Regulatory Meeting with the EMA, MHRA or Swissmedic, as applicable; and provided, further that, notwithstanding anything to the contrary herein, the Seller shall be given first preference in attending any Regulatory Meetings concerning the Seller Regulatory Activities.

(b)          To the extent reasonably practicable based on the timing of the applicable Regulatory Meeting, the JSC shall discuss in good faith the objectives to be accomplished at Regulatory Meetings and the agenda therefor, if any.  Each Party’s JSC chairperson (or his or her designee) shall alternate preparing written meeting minutes that reflect all topics discussed and any decisions or actions made at any Regulatory Meeting and shall promptly (within no less than five (5) Business Days of the applicable Regulatory Meeting) provide such written meeting minutes to the JSC members for their review, comment and approval.  In the event that either Party, in good faith, has reasonable concerns based on such meeting minutes, the Parties shall meet to discuss, and both Parties shall use best efforts to address any such concerns with the applicable Regulatory Authority to the extent permitted by applicable Law.

(c)          Without limiting any terms or conditions set forth in the Pharmacovigilance Agreement or Section 3.5, the Company shall provide the Seller, through the JSC, with copies of any material documents or other correspondence received from a Regulatory Authority related to a Product as soon as reasonably practicable.  Such copies shall be provided sufficiently in advance of any planned response to the applicable Regulatory Authority in order to allow the JSC to review, comment on and as appropriate, approve, prior to submission.

(d)           Any references in this Section 3.2 to “Regulatory Authority” shall be limited to EMA, MHRA, and Swissmedic.

Section 3.3            Cooperation.

(a)         Each Party agrees to provide the other Party, through the JSC, with all reasonably necessary or useful information and assistance, and perform those activities, in each case, reasonably requested by the other Party, including, (a) in the case of Company, to obtain and maintain all Marketing Authorizations for the Products for use in the Field in the Territory, and fulfill all other regulatory-related responsibilities for the Products for use in the Field in the Territory (other than Seller Regulatory Activities), to Commercialize the Products for use in the Field in the Territory, and (b) in the case of the Seller, to obtain and maintain all Marketing Authorizations for the Products, and fulfill all other regulatory-related responsibilities with respect to the Products, including the Seller Regulatory Activities, to Commercialize the Products for use outside the Field in the Territory and for use outside the Territory.

(b)          To the extent required under applicable Law or requested by any Regulatory Authority to allow the Seller to perform the Seller Regulatory Activities or communicate with any Regulatory Authority with respect thereto, the Company hereby appoints the Seller as its authorized agent and representative and shall promptly execute and deliver all further instruments and documents, and take all further action that the Seller may reasonably request, in order to effectuate such appointment at the Seller’s sole cost and expense.

(c)           Except to the extent otherwise expressly set forth herein, to the extent that either Party provides assistance to the other Party in accordance with this Section 3.3, the requesting Party shall be responsible for any Costs incurred by the other Party in connection therewith.

Section 3.4           Pharmacovigilance Agreement.  Promptly (but no later than ninety (90) days) after the Effective Date (and, in any event, before the date of the first delivery of Product to the Company under the Supply Agreement), the Parties shall enter into a pharmacovigilance agreement for the Territory containing customary terms, including reporting of Adverse Events and other safety obligations related to the Products (such agreement, the “Pharmacovigilance Agreement”).  The Pharmacovigilance Agreement shall also set forth a process for exchanging all relevant information and data, including safety information relating to the Products, as reasonably necessary to enable each Party to comply with applicable Law and any requirements of Governmental Authorities in relation to the Products.  Any breach of such Pharmacovigilance Agreement shall constitute a breach of this Agreement.

Section 3.5         Data Exchange and Reporting.  The Seller shall maintain the global safety database for the Products at its sole cost and expense; provided that, promptly following the Effective Date, the Company shall generate, and shall maintain during the Term, a Territory-wide Adverse Event database for the Products and shall generate Adverse Event reports for the Seller’s access and use, in each case, at the Company’s sole cost and expense.  The Company shall be responsible for submitting Adverse Events reports to the applicable Governmental Authorities in the Territory.

ARTICLE IV

DEVELOPMENT

Section 4.1            Existing Studies.

(a)          The Parties acknowledge that, as of the Effective Date, the Existing Studies are being conducted on behalf of the Seller and following the Effective Date, as between the Parties, the Seller shall have the sole right to conduct such studies.  Without limiting the foregoing, the Parties acknowledge and agree that the APeX-T Study is in the process of being terminated and wound down and will be terminated as of or following the Effective Date.

(b)           The Parties shall, through the JSC, discuss and review any material updates with respect to the conduct of any Existing Studies.

Section 4.2         Required Post-Approval Studies.  In the event that either Party learns, or in good faith reasonably believes that, a Regulatory Authority will require a Post-Approval Study for a Product for use in the Field in the Territory, the JSC shall promptly meet to discuss such Post-Approval Study and if the JSC agrees that a Post-Approval Study is required by the applicable Regulatory Authority, subject to the JSC’s determination of the allocation of costs, the Seller shall have the first right (but not the obligation) to conduct such Post-Approval Study, and in the event that the Seller provides written notice to the Company that it will not conduct (either on its own, or through its Affiliates or one or more Third Parties) such Post-Approval Study, the Company shall have the second right (but not the obligation) to conduct such Post-Approval Study.

Section 4.3            Other Development Activities.

(a)          For clarity, notwithstanding anything to the contrary herein, the Company shall not have the right to conduct any Development activities with respect to the Products (including any New Formulations thereof), or any active ingredients contained therein or derivatives or modifications thereof, except to the extent expressly set forth in, and subject to, Section 4.2, or as otherwise agreed upon by the JSC in writing.

(b)          In the event that the Seller plans to submit for Regulatory Approval any New Formulations for use in the Field in the Territory, the Seller shall provide the Company with written notice thereof.  Notwithstanding anything to the contrary herein or in any Transaction Document, in the event of any New Formulation, the JSC shall discuss and coordinate regarding, and decide (which shall govern such activities) upon, the process and timeline for Commercialization of such New Formulation for use in the Field in the Territory and timing and process for Manufacturing such New Formulation under the Supply Agreement.

Section 4.4           Cooperation.  Each Party agrees to provide the other Party, through the JSC, with information and assistance, including all reasonably necessary or useful data or documentation, and perform those activities, reasonably requested by the other Party to fulfill its obligations or exercise its rights hereunder with respect to Development activities in the Territory, with respect to the Company, or outside the Territory or the Field, with respect to the Seller, or that are necessary or useful to enable the other Party to comply with applicable Law, in each case, with respect to the Products.  For clarity, to the extent that either Party provides reasonably requested assistance to the other Party in compliance with this Section 4.4, the requesting Party shall promptly reimburse such Party for any Costs incurred in respect thereof.

Section 4.5           Development Activities.  Unless otherwise provided for in Section 3.1(a)(iii), nothing in this Agreement shall be construed to require either Party to conduct any clinical or non-clinical trials, tests or studies, including toxicology, pharmacology test method development, stability testing, process development, formulation development, delivery system development, quality assurance, quality control development or statistical analysis.

ARTICLE V

COMMERCIALIZATION

Section 5.1            General.

(a)          Subject to the terms and conditions of this Agreement (including Schedule C and the remainder of this Article V) and the other Transaction Documents, the Company shall have the sole responsibility for, all aspects of the Commercialization of the Products for use in the Field in the Territory including: (a) developing and executing a commercial launch and pre-launch plan for the Pediatric Product for use in the Field in the Territory that is consistent with the Global Brand Strategy, (b) obtaining and maintaining Pricing Approvals, (c) marketing, medical affairs, and promotion, (d) booking sales and distribution and performance of related services, (e) handling medical queries, and performing other related functions and (f) ensuring that all activities performed in connection with Commercialization of the Products for use in the Field in the Territory comply with all applicable Laws, including Laws related to marketing, detailing and promotion of pharmaceutical products.  Notwithstanding the foregoing, the Parties acknowledge and agree that Schedule C shall govern the Parties’ rights, obligations and decision-making authority and the Cost allocation with respect to those activities set forth on Schedule C.

(b)          The Company shall ensure that Commercialization of the Products for use in the Field in the Territory shall (i) be consistent with the global brand strategy and global key messaging for the Products (each, a “Global Brand Strategy”), an excerpt of which is attached hereto as Schedule D, which shall be discussed by the JSC and provided to the Company by the Seller from time to time during the Term and (ii) comply with applicable Law.

Section 5.2       Updates.  To the extent permitted by applicable Law, each Party will keep the other Party reasonably informed, through the JSC, regarding its Commercialization activities (including the status thereof) that it undertakes with respect to the Product for use in the Field in the Territory.

Section 5.3            Coordination of Commercialization Activities.  The Parties recognize that the transactions contemplated by the Transaction Agreement and other Transaction Documents may benefit from the coordination of certain activities in support of the Commercialization of the Products both within the Territory and outside the Territory.  As such, the Parties, through the JSC, shall use commercially reasonable efforts to collaborate with respect to global Commercialization strategies for the Products (e.g., for branding and messaging, international congresses, advisory boards), and the Parties shall conduct Commercialization activities for the Products in their respective territories consistent with such the Global Brand Strategy.

Section 5.4           Cooperation.  For clarity, unless otherwise expressly set forth herein, in the event that a Party provides the other Party with assistance (including by providing information) to the other Party following such other Party’s reasonable request or as otherwise expressly required by this Agreement, such requesting Party shall be responsible for any Costs incurred by or on behalf of the other Party or its Affiliates in connection therewith.

Section 5.5            Licensed Trademarks.

(a)         General.  In connection with the Company’s use of the Licensed Trademarks in the Territory (as permitted under the Trademark License Agreement), subject to applicable Laws and the terms of the Trademark License Agreement, the Company shall comply with all reasonable requirements established by the Seller and its Affiliates and provided in writing to the Company concerning the quality, style, design, display and use of the Licensed Trademarks.  The Company shall only use the Licensed Trademarks with the appropriate trademark notice symbols for the respective jurisdiction in the Territory in their entirety, without any dissection, separation or abbreviation thereof.  The Company shall refrain from using the Licensed Trademarks in combination or close proximity to any other logo, trademark or trade name other than those of the Company itself, without the prior written consent of the Seller.  For clarity, the terms of this Section 5.5 shall supplement the terms and conditions of the Trademark License Agreement.

(b)           Associated Materials

(i)          The Parties agree that, subject to the terms of this Agreement (including Section 5.5(b)(iii)), the Company shall have the right to create and use its own Associated Materials using the Licensed Trademarks in accordance with and subject to the license granted to the Company under the Trademark License Agreement.  Notwithstanding the foregoing, the Company shall not (and shall not cause, support (financially or otherwise) or encourage any third party to) commit or omit any act or pursue any course of conduct which would reasonably be expected to (1) bring any Licensed Trademark into disrepute, (2) damage the goodwill or reputation of any Licensed Trademark or (3) dilute the value or strength of any Licensed Trademark.

(ii)          Prior to use of any Associated Material bearing a Licensed Trademark that differs in any material respect with respect to content, appearance or placement of the Licensed Trademarks, or the context or manner for which such Associated Material is used from that in which such Associated Material was used at any time during the six (6) months prior to the Effective Date (a “Material Change”), the Company shall send to the Seller for review and approval (including in connection with compliance with the terms in this Agreement), a true and accurate sample of such Associated Material bearing the Licensed Trademarks (“New Materials”); provided that the Seller shall have fifteen (15) days from receipt of such sample to grant or deny such approval.  Failure to reply within such time period shall be deemed to constitute an approval.  If the Seller requires reasonable modifications to such New Materials, the Company will so modify such New Materials prior to use and the Company shall not use any New Materials without the Seller’s prior written consent.  Subject to this Section 5.5, the Company is entitled to reuse any New Materials for which such approval has been granted without making any further submission to the Seller for any further approval of such New Materials; provided that there is no further Material Change to any such approved New Materials.

(iii)          The Seller shall have the right, from time to time, upon at least fifteen (15) Business Days’ written notice, to review a representative sampling of any Associated Materials (including any New Materials) on which the Licensed Trademarks are used, to verify that the quality of goods and services being offered in connection with the Licensed Trademarks meet the quality control requirements set forth in the Trademark License Agreement, this Agreement and requirements under applicable Law (the “Quality Standards”).  If the Seller determines in its reasonable judgment that any Associated Materials used or planned by the Company, or any other use of the Licensed Trademarks by the Company (including in connection with any New Materials), do not meet the such requirements, then upon notice from the Seller, the Company shall promptly cease or cause the cessation of such activity or use of such Associated Material.  For the avoidance of doubt, any approval of the Seller under this Section 5.5 shall not be deemed an approval or confirmation of the Company’s Associated Materials for any purpose other than compliance with the Quality Standards, including whether such Additional Materials or any activities (including promotional activities) comply with applicable Laws.

Section 5.6           Compliance.  The Company agrees to take actions as are necessary to comply with all Law applicable to the Commercialization of the Products bearing or marketed under the Licensed Trademarks, and to otherwise comply with all applicable Law in connection with its use of the Licensed Trademarks.

Section 5.7         Seller Activities.  For clarity, nothing in this Article V shall be construed as requiring the Seller to seek the Company’s consent in connection with the establishment and/or implementation of any sales, marketing, or medical affairs practices, or other Commercialization activities, with respect to the Products for uses outside the Field in the Territory or for any uses outside the Territory (including any such activities in the Territory in global support of the Products).  Without limiting the foregoing, notwithstanding anything to the contrary herein or any other Transaction Document, the Seller shall have the right (but not the obligation) to conduct Commercialization activities (other than to sell the Products) within the Territory in global support of the Products.

ARTICLE VI

COST ALLOCATION

Section 6.1            Cost Allocation.  Unless otherwise expressly set forth in this Agreement, including this Article VI, or the other Transaction Documents, as between the Parties, each Party shall be responsible for the costs and expenses incurred in fulfill its obligations under this Agreement

Section 6.2            Company Costs.  Notwithstanding Section 6.3, the Company shall be responsible for all Costs incurred in connection with:

(a)           preparing and maintaining Regulatory Filings for the Products for use in the Field in the Territory during the Term after the Pediatric Development Period;

(b)           Development Costs incurred in connection with conduct of the APeX-N Study from and after January 1, 2026;

(c)          Development Costs allocated to the Company by the JSC that are incurred in connection with conduct of any Post-Approval Study conducted in accordance with Section 4.2; and

(d)           those Costs for which the Company is responsible in accordance with Schedule C.

Section 6.3            Seller Costs.  Notwithstanding Section 6.2, the Seller shall be responsible for all Costs incurred in connection with:

(a)           Preparing and maintaining Regulatory Filings for the Products for use in the Field in the Territory during the Pediatric Development Period;

(b)           Development Costs incurred in connection with conduct of the APeX-N Study from the Effective Date until December 31, 2025;

(c)          Development Costs incurred in connection with conduct of all other Existing Studies, including, for clarity, the winddown and termination of the APeX-T Study;

(d)           Development Costs allocated to the Seller by the JSC that are incurred in connection with conduct of any Post-Approval Study conducted in accordance with Section 4.2; and

(e)            those Costs for which the Seller is responsible in accordance with Schedule C.

Section 6.4           Invoicing and Payment.  Each Party shall invoice the other Party for any amounts paid or incurred by such Party that are the responsibility of the other Party under this Agreement in United States Dollars on a monthly basis, and payment shall be due in United States Dollars, without deduction or withholding of any kind, within one hundred twenty (120) days from receipt of a Party of an undisputed invoice therefor.

Section 6.5           Mode of Payment.  Each Party shall make all payments to the other Party required under this Agreement by electronic transfer of immediately available funds to a bank account designated from time to time in writing by the other Party.

Section 6.6          Late Payments.  If any payment due hereunder is not made when due, the Party owed payment (the “Payee”) shall notify the Party owing payment (the “Payor”) in writing of such non-payment.  The Payor shall then have a grace period of ten (10) days from the date of receipt of such notice to cure the non-payment without penalty.  If the payment remains outstanding beyond such grace period, the overdue sum shall accrue interest at the lower of (a) the maximum rate permitted by applicable Law or (b) eight point twenty-five percent (8.25%) per annum.  For clarity, the Payor’s payment of such interest shall not preclude or limit the Payee from exercising any other rights or remedies it may have as a consequence of the lateness of any payment hereunder.

Section 6.7           No Set-Off.  The Payor’s obligation to pay any amounts hereunder shall not be subject to any right of offset, set-off, deduction or counterclaim, however arising, including pursuant to the Transaction Agreement or any other Transaction Document, unless expressly agreed upon by the Parties in writing.

ARTICLE VII

GOVERNANCE

Section 7.1          Purpose; Formation.  The Parties hereby establish a joint steering committee (the “JSC”) to oversee, and facilitate communication between the Parties and make decisions to the extent expressly set forth herein with respect to, matters arising in connection with the transaction contemplated by this Agreement, including those matter addressed in Articles II, III, IV and V and in Section 6.2 of the Supply Agreement.

Section 7.2            Composition.  Each Party’s initial JSC members are set forth on Schedule A.  Each Party may replace its JSC members at any time upon written notice to the other Party; provided that the replacement member has sufficient expertise and seniority within the applicable Party to make decisions arising within the scope of the JSC’s responsibilities.  The JSC may change its size from time to time by mutual written agreement of its members; provided that the JSC shall consist at all times of an equal number of members of each of the Seller and the Company.  The JSC may invite non-members to participate in JSC discussions and meetings with the other Party’s prior written consent; provided that such participants (a) are subject to confidentiality obligations (whether in writing or by operation of Law) consistent with those set forth in this Agreement and (b) are participating in activities conducted in connection with this Agreement.  For clarity, in the event that any such non-members participate in any JSC discussions or meetings, such Persons shall not have any voting rights at the JSC.

Section 7.3           Specific Responsibilities of JSC.  In addition to its overall responsibility for monitoring and providing a forum to discuss and coordinate the Parties’ activities under this Agreement, the JSC shall, in particular, oversee brand governance and facilitate communication between the Parties regarding the branding and marketing of the Products in accordance with the Trademark License Agreement and be responsible for those activities and decisions expressly set forth herein and discussing and providing updates with respect to those matters expressly set forth on Schedule B.

Section 7.4           Meetings.  The JSC shall initially meet at least one time per Calendar Month during the Term until any such time that the Parties mutually agree in writing that meetings can be reduced to once per Calendar Quarter during the Term (spaced at regular intervals), unless the Parties mutually agree in writing to a different frequency for such meetings.  The JSC may meet in person, by videoconference or by teleconference.  Upon prior written notice to the other Party, either Party may also call a special meeting of the JSC (by videoconference or teleconference) to the extent such Party, in good faith, determines that the applicable matter needs to be discussed prior to the next JSC meeting.  In such event, the Parties’ respective JSC members shall reasonably cooperate to convene a JSC meeting as soon as reasonably practicable following receipt of such notice.  Each Party will bear the Cost of its respective JSC members’ participation in JSC meetings.  Meetings of the JSC shall be effective only if at least one (1) member of each Party is participating in such meeting.

Section 7.5          Decision-Making Authority.  The JSC shall act by consensus, with each Party having, collectively, one (1) vote on behalf of such Party.  If the JSC cannot reach consensus on an issue that comes before the JSC and over which the JSC has oversight within forty-five (45) days after such issue having come before the JSC (or such earlier time as may be required to comply with applicable Law or requirements of any Governmental Authority), then (a) the Company shall have final decision-making authority (i) with respect to those matters for which the Company is identified as having final decision-making authority on Schedule C and (ii) after the Pediatric Development Period, with respect to any Regulatory Filings or Regulatory Meetings for a Product for use in the Field in the Territory (other than any Regulatory Filings or Regulatory Meetings that are related to the Seller Regulatory Activities); provided that if the Seller reasonably believes that the content or submission of any such Regulatory Filing, or the conduct of any such Regulatory Meeting, would adversely affect, in any material respect, the Exploitation of a Product outside the Field or outside the Territory, the Seller shall have final decision-making authority with respect to the content and submission of any such Regulatory Filing, or conduct of any such Regulatory Meeting, as applicable and (b) the Seller shall have final decision-making authority with respect to all other matters, including any and all matters with respect to New Formulations.  Notwithstanding anything to the contrary herein, the Seller shall have sole decision-making authority with respect to any CMC Regulatory Filings or Regulatory Meetings concerning the CMC Regulatory Filings, which shall not be subject to escalation or JSC approval under this Section 7.5.

 ARTICLE VIII

OWNERSHIP

Section 8.1         Ownership.  As between the Parties and their respective Affiliates, the Company acknowledges and agrees that the Seller and its Affiliates own any Intellectual Property invented, created, generated or otherwise developed in connection with this Agreement, and neither the Company nor its Affiliates or its sublicensees, will acquire any ownership rights in any such Intellectual Property.  To the extent that the Company, any of its Affiliates or any of its sublicensees (as applicable) is assigned or otherwise obtains ownership of any right, title or interest in or to any Intellectual Property in contravention of this Section 8.1, the Company hereby assigns, and shall cause its Affiliates and sublicensees (as applicable) to assign, to the Seller (or to such Affiliate or Third Party designated by the Seller in writing) all such right, title and interest.

ARTICLE IX

COVENANTS

Section 9.1           Mutual Covenants.  Each Party hereby covenants to the other Party as of the Effective Date as follows:

(a)         No Debarment.  During the Term, with respect to such Party’s employees, consultants or contractors who are conducting activities under this Agreement, each Party will not engage or employ any such person who has been, or that the Party knows will be: (i) debarred under Section 306(a) or 306(b) of the FDCA or by the analogous applicable Law of any Regulatory Authority; (ii) charged with, or convicted of, any felony or misdemeanor within the ambit of 42 U.S.C. §§ 1320a-7(a), 1320a-7(b)(l)-(3), or pursuant to any analogous Laws, or is proposed for exclusion, or is the subject of exclusion or debarment proceedings by a Regulatory Authority; or (iii) excluded, suspended or debarred from participation, or is otherwise ineligible to participate, in any U.S. or non-U.S. healthcare programs, or is excluded, suspended or debarred by any Regulatory Authority from participation, or is otherwise ineligible to participate, in any procurement or non-procurement programs.

(b)         Compliance with Law.  In performing their obligations under the Agreement, each Party shall and shall ensure that each of its Affiliates shall comply with all applicable Laws and Legal Requirements.

(c)          Sanctions.  In connection with the performance of its rights and obligations under this Agreement, each Party shall comply with all applicable Sanctions, shall not cause the other Party to violate any Sanctions, and shall not engage in any transaction or dealing, directly or indirectly, with or involving any Sanctioned Person or Sanctioned Territory in violation of Sanctions.

ARTICLE X

INDEMNIFICATION; LIABILITY

Section 10.1         Indemnification.  Each Party (the “Indemnifying Party”) shall indemnify, defend and hold harmless the other Party and such other Party’s Affiliates and its and their respective directors, officers, agents and representatives (collectively, the “Indemnitees”) from, against and in respect of all Losses incurred or suffered by or on behalf of any of the Indemnitees in connection with any Action brought by a Third Party (“Third Party Claim”) to the extent arising out of, relating to or resulting from any (a) gross negligence or willful misconduct by the Indemnifying Party, any of its Affiliates, or its or their sublicensees, agents or subcontractors in the performance of this Agreement, (b) breach by the Indemnifying Party of this Agreement, or (c) in the case of the Company as the Indemnifying Party, exercise by the Company or its Affiliates or sublicensees (as applicable) of the rights granted to it hereunder, including Commercialization of the Products in the Territory by or on behalf of the Company or any of its Affiliates, except to the extent that such Losses are subject to indemnification by the other Party pursuant to this Section 10.1, or any other indemnification obligations under the Transaction Documents.

Section 10.2          Indemnification Procedures.

(a)          If any of the Indemnitees receives notice or otherwise learns of a Third Party Claim with respect to which the Indemnifying Party may be obligated to provide indemnification pursuant to Section 10.1 (any such Third Party Claim, an “Indemnifiable Claim”), such Indemnitee shall give the Indemnifying Party notice thereof as promptly as practicable after receiving such notice or otherwise learning of such Indemnifiable Claim.  Each such notice shall describe the Indemnifiable Claim in reasonable detail and provide the Indemnifying Party with material relevant documentation in its possession in control in connection with the Indemnifiable Claim.  Notwithstanding the foregoing, the failure of any of the Indemnitees to give timely notice as provided in this Section 10.2(a) shall not relieve the Indemnifying Party of its obligations under Section 10.1 or this Section 10.2, except to the extent that the Indemnifying Party is prejudiced by such failure to give notice.

(b)         The Indemnifying Party may elect (but shall not be required) to defend any Indemnifiable Claim, at the Indemnifying Party’s own expense and by the Indemnifying Party’s own counsel.  Within thirty (30) days of receipt of notice from an Indemnitee in accordance with Section 10.2(a) (or sooner, if the nature of such Indemnifiable Claim so requires), the Indemnifying Party shall notify such Indemnitee whether the Indemnifying Party is electing to assume responsibility for defending such Indemnifiable Claim, which election shall specify any reservations or exceptions to its defense.  If the Indemnifying Party elects to defend any such Indemnifiable Claim, it shall notify such Indemnitee of its intention to do so, and such Indemnitee shall, at the Indemnifying Party’s expense (for such Indemnitee’s reasonable out-of-pocket costs), cooperate with the Indemnifying Party and its counsel in the defense of such Indemnifiable Claim; provided that the Indemnifying Party shall not settle any such Indemnifiable Claim without such Indemnitee’s written consent (not to be unreasonably withheld, conditioned or delayed), unless such settlement releases such Indemnitee in full in connection with such matter and provides relief consisting solely of money damages borne by the Indemnifying Party.  Notwithstanding an election of the Indemnifying Party to assume the defense of such Indemnifiable Claim, such Indemnitee shall have the right to employ separate counsel and to participate in the defense of such Indemnifiable Claim at such Indemnifying Party’s cost and expense; provided that the Indemnifying Party and its counsel cooperate with such Indemnitee and its counsel in connection therewith.

(c)          If the Indemnifying Party elects not to assume responsibility for defending an Indemnifiable Claim (notwithstanding such Indemnitee’s provision of notice), or fails to notify such Indemnifying Party of its election as provided in Section 10.2(b), such Indemnitee may defend such Indemnifiable Claim at the cost and expense of the Indemnifying Party.  Any legal fees and expenses reasonably incurred by such Indemnitee in connection with defending such Indemnifiable Claim shall be paid by the Indemnifying Party.

(d)          Unless the Indemnifying Party has failed to assume the defense of the Indemnifiable Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Indemnifiable Claim without the Indemnifying Party’s consent (not to be unreasonably withheld, conditioned or delayed).  Any dispute that arises between the Parties with respect to the indemnification of an Indemnifiable Claim shall be addressed in accordance with Section 13.4.

(e)          The Company shall have the right to set-off from any royalty amounts payable by the Company or its Affiliates to the Seller pursuant to Article III and Appendix I of the Amended and Restated IP Licence Agreement, any Losses determined by final, non-appealable adjudication, to be owed by the Seller to the Indemnitees of the Company pursuant to the Purchaser’s and its Indemnitees’ right to indemnification set forth in Section 10.1, to the extent that the Seller has not paid such Losses within ninety (90) days of such determination.

Section 10.3         Disclaimer of Representations and Warranties.  EACH PARTY ACKNOWLEDGES AND AGREES THAT NEITHER THE OTHER PARTY NOR ANY OF THE INDEMNIFIED PARTIES, RESPECTIVELY, MAKES ANY WARRANTIES WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT (EXCEPT AS EXPRESSLY SET FORTH HEREIN), AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, OF ANY KIND, INCLUDING ANY WARRANTY OF NONINFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.  NOTHING IN THIS AGREEMENT IS INTENDED TO LIMIT ANY RIGHTS OR REMEDIES OF EITHER PARTY UNDER ANY OTHER TRANSACTION DOCUMENT. WITHOUT LIMITING THE FOREGOING, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER REGARDING THE EXISTENCE OR ABSENCE OF FAULTS, IF ANY, IN THE PRODUCT APPROVALS AND REGISTRATION DATA AND THE COMPANY ACKNOWLEDGES AND AGREES THAT IT HAS NOT AND WILL NOT RELY ON ANY SUCH REPRESENTATIONS OR WARRANTIES, IN EACH CASE, EXCEPT FOR THOSE EXPRESSLY SET FORTH IN THE TRANSACTION AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS.  THE COMPANY ACKNOWLEDGES AND AGREES THAT, NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, THE SELLER MAKES NO GUARANTEES OR ASSURANCES REGARDING THE CONDUCT, COMPLETION OR SUCCESS OF ANY EXISTING STUDIES OR THAT ANY PRODUCT APPROVALS WILL BE GRANTED FOLLOWING THE EXISTING STUDIES.

Section 10.4         Limitation of Liability.  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, AND WITHOUT LIMITING THE RIGHTS OF EITHER PARTY UNDER ANY OTHER TRANSACTION DOCUMENTS, EXCEPT IN THE CASE OF FRAUD, WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OR WITH RESPECT TO A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 10.1 OR A PARTY’S BREACH OF ARTICLE XI, NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR ANY PUNITIVE, EXEMPLARY OR OTHER SPECIAL DAMAGES, OR ANY INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, REGARDLESS OF WHETHER SUCH DAMAGES ARE BASED IN CONTRACT, BREACH OF WARRANTY, TORT, NEGLIGENCE OR ANY OTHER THEORY, AND REGARDLESS OF WHETHER EITHER PARTY HAD BEEN ADVISED OF, KNEW OF, OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES.

Section 10.5         Liability Cap. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, EXCEPT WITH RESPECT TO A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 10.1 OR A PARTY’S BREACH OF ARTICLE XI EACH PARTY’S AGGREGATE LIABILITY TO THE OTHER PARTY FOR ALL CLAIMS AND LOSSES UNDER THIS AGREEMENT (INCLUDING THE PERFORMANCE OR BREACH THEREOF), WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE, SHALL NOT EXCEED AN AMOUNT EQUAL TO TWO HUNDRED FIFTY MILLION DOLLARS ($250,000,000).

ARTICLE XI

CONFIDENTIALITY

Section 11.1          Confidentiality. The Recipient agrees that any Confidential Information of the Disclosing Party shall be kept strictly confidential by the Recipient except that the Recipient may disclose the Confidential Information of the Disclosing Party to any Affiliate or Third Party service providers to the extent necessary to enable the Recipient to perform its obligations or exercise its rights under this Agreement; provided that the Recipient shall (a) ensure that any such Affiliate or Third Party is bound (in writing or by operation of Law) by obligations of confidentiality and non-use no less protective of the Disclosing Party than those contained herein, (b) provide the Disclosing Party with prompt written notice upon obtaining any knowledge, information or notice of any actual or potential breach of such obligations by any such Affiliates or Third Parties and (c) remain responsible and liable for any such Affiliate’s or Third Party’s failure to comply with such obligations.  The Recipient further agrees (a) not to use the Disclosing Party’s Confidential Information except as necessary to perform its obligations or exercise its rights under this Agreement and (b) to take the same care with the Disclosing Party’s Confidential Information as it does with its own, but in no event less than a reasonable degree of care.

Section 11.2         Product Confidential Information.  Notwithstanding anything to the contrary herein, all Confidential Information to the extent related to a Product (“Product Confidential Information”) shall be deemed the Confidential Information of the Seller; provided that if such Product Confidential Information is exclusively related to the use of a Product in the Field in the Territory, such Product Confidential Information shall be the Confidential Information of both the Seller and the Company; provided, further, that, upon any termination of this Agreement, no Product Confidential Information shall be deemed to be Confidential Information of the Company.

Section 11.3         Terms of Agreement.  Each of the Parties shall treat the terms of this Agreement as if they were the Confidential Information of the other Party and shall not disclose the terms of this Agreement without the other Party’s prior written consent, except as required by applicable Law, by the rules of any national stock exchange with respect to a Party’s publicly traded securities or as otherwise expressly permitted under this Agreement.

Section 11.4          Government Order.  If, upon advice of counsel, any of the Disclosing Party’s Confidential Information is required to be disclosed by Law or legal process by the Recipient, then the Recipient shall promptly notify the Disclosing Party and, insofar as is permissible and reasonably practicable, give the Disclosing Party an opportunity to, and use diligent and commercially reasonable efforts and reasonably cooperate with the Disclosing Party to, obtain confidential treatment and, if available, an appropriate protective order therefor, if applicable, and only furnish that Confidential Information that it is advised by legal counsel that it is legally required to furnish.

Section 11.5          Financial Partners.  The Recipient may disclose the Disclosing Party’s Confidential Information to existing or potential investors, lenders and other sources of funding, acquirors and sellers and their respective accountants, financial advisors and other professional representatives; provided that such disclosure shall be made only to the extent customary in the applicable circumstances, it is reasonably necessary for such Persons to know such information for such purpose, and such Persons are bound by customary obligations of confidentiality and non-use prior to any such disclosure.

Section 11.6         Additional Exceptions.  Notwithstanding the obligations of confidentiality and non-use set forth in this Article XI or under the Amended and Restated IP Licence Agreement, a Party may disclose Confidential Information of the other Party to its Representatives who have a legitimate need to know such information and are bound by obligations of confidentiality and non-use no less protective than those set forth herein, solely to the extent that such disclosure is reasonably necessary in connection with or for the purpose of performing its obligations, or exercising its rights, under this Agreement or the Amended and Restated IP Licence Agreement, including for purposes of (a) in the case of the Seller, (i) filing or prosecuting Patent applications in accordance with the Amended and Restated IP Licence Agreement or this Agreement, (ii) enforcing or defending against any Third Party Infringement (as defined in the Amended and Restated IP Licence Agreement), (iii) conducting pre-clinical studies or clinical trials (including, for clarity, the Existing Studies and any Post-Approval Studies) or (iv) seeking or maintaining Marketing Authorization for a Product (whether inside or outside the Territory or inside or outside the Field) and (b) in the case of the Company, (i) conducting pre-clinical studies or clinical trials or (ii) seeking or maintaining Marketing Authorization for a Product, in each case (the immediately foregoing clauses (i) and (ii)), solely (x) for use in the Field in the Territory and (y) to the extent expressly permitted under, and subject to the terms and conditions of, this Agreement.

Section 11.7          Publications. Each Party shall not disclose or publish any results of, or other information regarding, any of its Development activities with respect to a Product in the Field within the Territory, whether by oral presentation, poster, manuscript or abstract, without complying with this Section 11.7.  At least thirty (30) days before any such material is submitted for publication or presented, the publishing Party shall deliver a complete copy of the applicable manuscript, abstract, poster or presentation to the other Party.  The non-publishing Party shall review any such material and give its comments and consent for publication or presentation to the publishing Party, or shall notify the publishing Party that it does not consent to such publication or presentation, within such thirty (30)-day period.  The other Party shall be deemed to have consented to such publication or presentation if it has not sent any response to the publishing Party’s request within thirty (30) days of receipt of the request by the publishing Party’s by written notice to the non-publishing Party.  If requested by the non-publishing Party, the publishing Party shall delete references to the non-publishing Party’s Confidential Information in any such material and in the case of the Seller, the Company shall delay any submission for publication or other public disclosure for the purpose of preparing and filing appropriate Patent applications.  For the avoidance of doubt, notwithstanding any of the obligations set forth in this Section 11.7, the Seller shall have the right to submit or publish any publication or presentation in its sole discretion with respect to a Product outside the Territory or outside the Field.

ARTICLE XII

TERM

Section 12.1         Term.  This Agreement shall remain in effect until the Amended and Restated IP Licence Agreement expires or terminates and in such event, this Agreement shall immediately and automatically terminate upon such expiration or termination (the “Term”).

Section 12.2          Consequences of Termination.

(a)           The JSC shall be immediately dissolved.

(b)           The Company Right of Reference shall immediately and automatically terminate.

(c)          The Company hereby assigns, or shall cause any of its applicable Affiliates and designees to assign, to the Seller all Regulatory Filings (including, for clarity, Product Approvals) Controlled by the Company or any of its Affiliates and shall transfer copies of all such Regulatory Filings, and Registration Data and other Know-How to the extent included or referenced therein or filed in support thereof, in the Company’s possession.  The Company shall organize such Regulatory Filings, together and such Registration Data, prior to transfer in accordance with the Seller’s reasonable instructions and in any event so that the Seller can use such Regulatory Filings and Registration Data.  The Company shall transfer to the Seller or its designee ownership of all such Regulatory Filings with respect to the Product in the Company’s name, including submitting to each applicable Regulatory Authority a letter or other necessary documentation (with a copy to the Seller) notifying such Regulatory Authority of the transfer of ownership of such Regulatory Filing.

(d)          Without limiting the Seller’s rights under Section 12.2(e), at the Seller’s election (in its sole discretion) on a country-by-country basis, until the earlier of (i) twelve (12) months following the effective date of termination, and (ii) such time as all Product Approvals have been assigned and transferred to the Seller, the Company hereby (x) appoints the Seller or its designee as its exclusive distributor of the Products on a country-by-country basis in each such country until such time as all Product Approvals in a given country have been assigned and transferred to the Seller or its designee and (y) grants the Seller or its designee the right to appoint sub-distributors.

(e)         Following the Seller’s request, the Company hereby assigns, and shall cause its Affiliates and designees, to the Seller or its applicable designee any agreements between the Company or any of its Affiliates, on the one hand, and any Third Party, on the other hand, related to services performed by Third Parties for the Company to the extent related to a Product.

(f)          If, as of the effective date of termination of this Agreement, the Company or any of its Affiliates are conducting any Post-Approval Studies, then, at the Seller’s election, the Company shall reasonably cooperate, and shall cause its Affiliates to reasonably cooperate, with the Seller to transfer the conduct of such Post-Approval Study to the Seller or its designees.  The Company shall provide knowledge transfer and other training to the Seller or its designee as reasonably necessary for the Seller or its designee to continue such Post-Approval Study.  If the Seller does not elect to assume control of any such Post-Approval Study in accordance with the foregoing, then the Company shall, in accordance with accepted pharmaceutical industry and ethical practices, wind-down the conduct of any such Post-Approval Study in an orderly manner.

(g)        Without limitation of the generality of the foregoing, upon the Seller’s request, the Parties shall use diligent efforts to complete the transition of any Exploitation of the Products for use in the Field in the Territory to the Seller or its designee as soon as reasonably practicable.

(h)        The Recipient shall, and shall instruct any Affiliate or Third Party service provider who is in possession of Confidential Information to, return to the Disclosing Party or destroy all of such Confidential Information (at the election of the Disclosing Party) and, if requested in writing by the Disclosing Party, certify in writing that any destruction requested by the Disclosing Party has taken place.  Notwithstanding the foregoing, the Recipient may retain a copy of the Confidential Information to the extent required by applicable Law and shall not be required to destroy any computer files created during automatic system back up that are subsequently stored securely by Recipient; provided that the Recipient shall continue to be bound by the terms and conditions of this Agreement with respect to such retained Confidential Information.

(i)          Termination of this Agreement shall be without prejudice to any rights or remedies which shall have accrued to the benefit of either Party prior to such termination.

Section 12.3         Survival.  Notwithstanding anything to the contrary herein, the following provisions shall survive the expiration of this Agreement: Sections 1.1 and 2.1(a), Articles VI, VIII, X and XI, Section 12.2, this Section 12.3 and Article XIII.

ARTICLE XIII

MISCELLANEOUS

Section 13.1         Order of Precedence.  Unless otherwise expressly stated in this Agreement, in the event and to the extent that there is a conflict between the terms and conditions of this Agreement and the terms and conditions of the Transaction Agreement, the terms and conditions of the Transaction Agreement shall prevail.

Section 13.2        Relationship of the Parties.  This Agreement does not create an employer-employee relationship, joint venture, partnership, agency relation or any other similar relationship between the Parties or their Affiliates.  Each Party expressly acknowledges that it is not an employee of the other Party or any of its Affiliates and that it is not subject to day-to-day direction, control or supervision of the other Party or any of its Affiliates, or any agent or Representative of the other Party or its Affiliates.

Section 13.3          Force Majeure.

(a)           Neither Party (the “Affected Party”) shall be held liable to the other Party for any delay or non-performance of any of its obligations under this Agreement if the non-performance resulted from any state of facts, circumstance, condition, event, change, development, occurrence or effect beyond its reasonable control, including, in whole or in part, because of or related to (i) any intervention of civil or military authorities, civil or military violence or disobedience, riot, insurrection, war or act of terrorism, (ii) public disturbance, strike, labor dispute, lock-outs, embargoes, blockages or other industrial or labor disturbances, (iii) any fire, explosion, earthquake, storm, flood, act of God or other natural disaster or similar weather event, (iv) any pandemic or epidemic or (v) any interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services or cyberattacks or similar events (each, a “Force Majeure Occurrence”).

(b)          If the Affected Party’s non-performance of duties and/or obligations results from the non-performance of its Affiliates or any Third Parties, the Affected Party shall be released from liability (i) if the Affected Party would be exempt under Section 13.3(a) if no such Affiliates or Third Party were involved, and (ii) if such Affiliate or Third Party itself would also be exempt under Section 13.3(a), if Section 13.3(a) would be applicable to it; provided that a Force Majeure Occurrence shall not relieve the Affected Party of its obligation to pay to the other Party amounts when due under this Agreement.

(c)          The exemption provided for in this Section 13.3(a) shall apply for as long as and to the extent to which the Force Majeure Occurrence exists.

(d)           The Affected Party shall, as soon as reasonably possible, and in any event, within five (5) Business Days of the occurrence of the Force Majeure Occurrence, notify the other Party of the existence of any Force Majeure Occurrence and its effects on the Affected Party’s ability to perform its duties and/or obligations (including the expected scope and duration of such interruption).  The Parties will use their respective commercially reasonable efforts to mitigate the effects thereof to the extent commercially practicable.

(e)           The Affected Party’s obligations under this Section 13.3(a) shall not prejudice any other claim which the other Party may have against the Affected Party under this Agreement and under applicable Law.

Section 13.4          Dispute Resolution; Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)           In the event that any dispute in relation to this Agreement cannot be resolved by senior executives of the Parties (or their respective designees with the power and authority to resolve such dispute) within fifteen (15) days of the date on which such dispute was submitted to them, either Party may pursue available remedies under Law or equity in accordance with the remainder of this Section 13.4.

(b)          This Agreement, and any and all claims arising directly or indirectly out of or otherwise concerning this Agreement (whether based in contract, tort or otherwise) shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware (without regard to any choice or conflicts of laws principles, whether of the State of Delaware or any other jurisdiction, that might direct the application of another substantive Law to govern this Agreement).

(c)           With respect to any and all Actions arising directly or indirectly out of or otherwise relating to this Agreement or the transactions contemplated hereby, each Party: (i) irrevocably and unconditionally submits and consents to the exclusive jurisdiction of: (A) the Court of Chancery of the State of Delaware or, if such Court of Chancery lacks subject matter jurisdiction, the Complex Commercial Division of the Superior Court of the State of Delaware or (B) in the event that an Action involves claims exclusively within the jurisdiction of the federal courts, in the United States District Court for the District of Delaware (all such courts, collectively, the “Chosen Courts”), for itself and with respect to its property; (ii) agrees that all claims in respect of such Action shall be heard and determined only in any Chosen Court (and the appropriate respective appellate courts therefrom); (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Chosen Court; (iv) agrees that, except in connection with any Action brought against a Party in another jurisdiction by an independent third Person, it shall not bring any Action directly or indirectly relating to this Agreement or any of the transactions contemplated hereby in any forum other than a Chosen Court, except for the purpose of enforcing any award or judgment; and (v) agrees that it shall not assert and waives any objection it may have based on inconvenient forum to the maintenance of any Action so brought.  Each Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 13.8.  Nothing in this Section 13.4(c), however, shall affect the right of any Person to serve legal process in any other manner permitted by Law.

(d)        EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED UPON, ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. BY THIS AGREEMENT, EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) IT MAKES SUCH WAIVER VOLUNTARILY; AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.4(d).

Section 13.5         Entire Agreement.  This Agreement, together with the other Transaction Documents and the Exhibits and Schedules hereto and thereto, constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede any prior discussion, correspondence, negotiation, proposed term sheet, letter of intent, agreement, understanding or arrangement, whether oral or in writing.

Section 13.6        No Third Party Beneficiaries.  This Agreement, together with the Schedules hereto, is for the sole benefit of the Parties and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such successors and permitted assigns, any legal or equitable rights hereunder.

Section 13.7         Expenses.  Except as otherwise set forth in this Agreement, whether the transactions contemplated by this Agreement are consummated or not, all legal and other Costs incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such Costs.

Section 13.8         Notices.  All notices, consents, requests, demands or other communications required or permitted hereunder shall be: (a) in writing; (b) sent by messenger, certified or registered U.S. mail, a reliable overnight delivery service or email, charges prepaid as applicable, to the appropriate address(es) set forth below; and (c) deemed to have been given on the date of delivery to the addressee (or, if the date of delivery is not a Business Day, on the first (1st) Business Day after the date of delivery), as evidenced by: (i) a receipt executed by the addressee (or a responsible Person in his or her office), the records of the Person delivering such communication or a notice to the effect that such addressee refused to claim or accept such communication, if sent by messenger, U.S. mail or express delivery service; or (ii) confirmation of transmission or receipt generated by the sender’s computer showing that such communication was sent to the appropriate electronic mail address on a specified date, if sent by email.  All such communications shall be sent to the following addresses, or to such other addresses as either Party may inform the other by giving five (5) Business Days’ prior written notice pursuant to this Section 13.8:

If to the Seller:

BioCryst Pharmaceuticals, Inc.
4505 Emperor Blvd., Suite 200
Durham, NC 27703
Attention:	Alane Barnes, Chief Legal Officer
Email:	abarnes@biocryst.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
Attention:	Stephen F. Arcano; Ann Beth Stebbins
Email:	Stephen.Arcano@skadden.com; AnnBeth.Stebbins@skadden.com

If to the Company:

BioCryst Ireland Limited
c/o Neopharmed Gentili S.p.A.
Via S. Giuseppe Cottolengo, 15, 20143 Milano MI, Italy
Attention:	Bruno Sacchi; Matteo Meazzini
Email:	B.Sacchi@neogen.it; M.Meazzini@neogen.it

with a copy (which shall not constitute notice) to:

White & Case LLP
Piazza Diaz 2
20123 Milan, Italy
Attention:	Michael Immordino; Leonardo Graffi
Email:	Michael.Immordino@whitecase.com; Leonardo.Graffi@whitecase.com

Section 13.9          Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise, by the Company without the prior written consent of the Seller; provided, however, that the Company may, without the Seller’s consent, assign or transfer this Agreement to (a) an Affiliate or (b) to a Third Party together with, and subject to, the Amended and Restated IP Licence Agreement.  Any purported assignment without such consent shall be null and void ab initio.  The Seller may assign any of the rights, interests or obligations under this Agreement, in whole or in part, by operation of Law or otherwise, without the Company’s consent.  This Agreement will be binding upon and inure to the benefit of the Parties to this Agreement and their respective successors and assigns.  Any assignment of the rights, interests or obligations under this Agreement shall not relieve the assignor of its obligations hereunder.

Section 13.10        Amendments and Waivers.

(a)         Any provision of this Agreement may be amended or waived, if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Seller and the Company, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(b)         No failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided at Law or in equity.

Section 13.11      Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party.  Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible and in a manner so as to as closely as possible provide the Parties with the intended benefits, net of the intended burdens, set forth in any such invalid, void or unenforceable provision.

Section 13.12       Counterparts.  This Agreement may be executed in two (2) or more counterparts (which may be delivered by electronic transmission), each of which (when executed) shall be deemed an original, and all of which together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

Section 13.13        Affiliates.  Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Affiliate of such Party or by any entity that becomes an Affiliate of such Party on and after the Effective Date.

Section 13.14       Third Party Beneficiaries.  This Agreement, together with the Schedules hereto, is for the sole benefit of the Parties and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such successors and permitted assigns, any legal or equitable rights hereunder.

Section 13.15       Specific Performance.  The Parties acknowledge and agree that irreparable harm for which monetary damages (even if available) would not be an adequate remedy would occur (i) in the event of any breach of the provisions of this Agreement or (ii) in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms.  Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of actual damages and in addition to any other remedy to which they are entitled in Law or in equity.  Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity.  Each of the Parties hereby waives any defenses in any action for specific performance, including the defense that a remedy at Law would be adequate, and any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction.

Section 13.16      No Duplication; No Double Recovery.  Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances.

Section 13.17        Construction.

(a)          The headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties hereto and shall not in any way affect the meaning or interpretation of this Agreement.  As used in this Agreement: (i) the term “including” means “including, without limitation”; (ii) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires; (iii) the words “hereof,” “herein,” “hereby,” “hereto” and “herewith” and words of similar import shall, unless the context otherwise states or requires, refer to this Agreement as a whole (including the schedules hereto) and not to any particular provision of this Agreement, and all references to the preamble, recitals, Sections, Articles or Schedules are to the preamble, recitals, Sections, Articles or Schedules of, or to, this Agreement; (iv) the word “or” shall be disjunctive and not be exclusive; (v) the words “date hereof” shall mean the date of this Agreement, as set forth in the preamble hereto; (vi) all references to “$” or dollars shall refer to U.S. dollars, unless otherwise specified; (vii) any reference to any federal, state, local or non-U.S. statute or other Law shall be deemed also to refer to all rules and regulations promulgated thereunder; (viii) when calculating the number of days before which, within which or following which, any act is to be done or step is to be taken pursuant to this Agreement, the date from which such period is to be calculated shall be excluded from such count; provided, however, that, if the last calendar day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day; (ix) references to “applicable” Law or Laws with respect to a particular Person, thing or matter means only such Law or Laws as to which the Governmental Authority that enacted or promulgated such Law or Laws has jurisdiction over such Person, thing or matter; (x) a reference to any Person includes such Person’s successors and permitted assigns; and (xi) references to any statute, rule, regulation or form (including in the definition thereof) shall be deemed to include references to such statute, rule, regulation or form as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute), and all references to any section of any statute, rule, regulation or form include any successor to such section.

(b)          The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any provisions of this Agreement.

* * * * *

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

BIOCRYST PHARMACEUTICALS, INC.

By:	/s/ Jon P. Stonehouse
Name:	Jon P. Stonehouse
Title:	Chief Executive Officer

BIOCRYST IRELAND LIMITED
By:	/s/ Kevin Greaney
Name:	Kevin Greaney
Title:	Director of European Legal